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                                                                   EXHIBIT 10.21


                         PACIFICARE HEALTH SYSTEMS, INC.
                            2003 INCENTIVE BONUS PLAN


Section 1.        Purpose

                           The purpose of the Management Incentive Compensation Plan is to promote the interests of the Company by attracting and retaining an outstanding management and key employee staff. Under the Plan, incumbents in stipulated key positions may receive Awards that vary with the success of the Company, the Subsidiary Operating Units as appropriate, and individual performance. Awards payable under this Plan are not intended to qualify as performance-based compensation with the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

Section 2.        Definitions

                           (a) "Award" refers to a contingent right to receive cash at the end of a Plan Year.

                           (b) "Committee" means a committee of the Board of Directors established to administer this Plan.

                           (c)      "Company" means PacifiCare Health Systems,
                                    Inc.

                           (d) "Covered Employee" means (i) the Company's chief executive officer (or officers) on the last day of each Plan Year, and (ii) the four (4) highest compensated executive officers of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) other than the chief executive officer (or officers), as determined on the last day of each Plan Year.

                           (e) "Disability" means, with respect to a Participant, the Participant's permanent and total disability as defined in Section 22(e)(3) of the Code.

                           (f) "Participant" means any officer or full-time employee of the Company or any subsidiary of the Company as are determined by the Committee to have a direct, significant, and measurable impact on the attainment of the Company's or subsidiary's long term growth and profitability objectives; provided, that a Covered Employee may not be a Participant under this Plan.

                           (g)      "Plan" refers to this 2003 Incentive Bonus
                                    Plan.

                           (h) "Plan Year" refers to each annual fiscal year of the Company.

                           (i) "Retirement" means, with respect to a Participant, the Participant's voluntary termination of his or her employment with the Company that occurs after the sum of the following two factors meet or

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                                    exceed fifty-five (55): (i) the
                                    Participant's age and (ii) the Participant's number of full years of service with the Company.

                           (j) "Subsidiary Operating Units" refers to any profit center so designated by the Committee.

Section 3.        Administration

                           The Plan will be administered by the Committee. The Committee will: (i) approve the Participants eligible to receive Awards under the Plan with respect to each Plan Year; (ii) determine the performance objectives; and (iii) determine the amount of Awards subject to the terms and conditions set forth in the Plan and to other terms and conditions consistent with the purpose and provisions of the Plan.

                           The Committee may prescribe, amend, or rescind such rules, regulations, policies, interpretations, and guides as deemed appropriate for proper and effective Plan administration. In addition, only the Board of Directors may suspend or terminate the Plan. Any of the foregoing actions will affect future Plan Years only.

                           No member of the Committee or employee of the Company will be personally liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

                           All decisions, determinations, and interpretations of the Committee will be final and binding.

Section 4.        Eligibility and Participation

                           The persons eligible to participate in the Plan shall be those Participants designated by the Committee to participate in the Plan.

                           The Committee will designate Participants who are to be granted Awards for an Award year and, in its discretion, may designate additional Participants during any Award year as deemed appropriate; provided, however, that adjustments shall be made to the minimum performance objectives applicable to new Participants to ensure that any Award payable to such new Participant is based solely on the attainment of future performance objectives. The Committee, through its designee, will notify Participants of their eligibility in writing. The Committee will not be bound by selections made for prior Award years.

Section 5.        Determination and Allocation of Awards

                           (a) Establishment of Annual Objectives and Formulas. For each Plan Year, the Committee will establish, in writing, specific financial and/or strategic performance objectives for such Plan Year. At such time, the Committee will establish minimum performance objectives below which no Awards will be earned, maximum performance objectives above which Awards will not be affected,


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                                    and the formula for computing each
                                    Participant's Award. The performance
                                    objectives may, but need not, be based on the following criteria, either alone or in any combination, and on either a consolidated or Subsidiary Operating Unit level, and measured either on an absolute basis, relative basis against a pre-established target, and/or peer group, or prior year's performance as the Committee determine: (i) revenue(sales); (ii) cash flow; (iii) earnings per share (including earnings before interest, taxes and amortization); (iv) return on equity; (v) total shareholder return, (vi) return on capital; (vii) return on assets or net assets; (viii) income or net income; (ix) operating income or net operating income;
                                    (x) adjusted operating income; (xi)
                                    operating profit or net operating profit;
                                    (xii) operating margin; (xiii) market share;
                                    (xiv) member satisfaction; or (xv) employee satisfaction. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; and effects of divestitures. Any such performance objective or combination of such objectives may apply to a Participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

                                    Upon establishment of the performance
                                    objective(s) for a specific Plan Year, the appointed designee of the Committee will notify each participant in writing of the established objective(s).

                                    If the Committee determines the established performance objectives are no longer suitable due to a change in the Company's business, operations, corporate structure, capital structure, or other conditions deemed by the Committee to be material, the Committee will have sole discretion during the Plan Year to modify the performance objectives as considered appropriate and equitable.

                           (b) Without limiting the generality of Section 5(a), the Committee may, in its sole discretion, reduce the amount of any Award made to any Participant from the potential Award allocated to that Participant under
                                    Section 5(a), taking into account such
                                    factors as it deems relevant, including, without limitation: (1) significant financial or strategic achievements during the year; (2) its subjective assessment of such Participant's overall performance for the Plan Year; and (3) information about compensation practices at other peer group companies for the purpose of evaluating competitive compensation levels so that the Committee may determine that the amount of the Award is within the targeted competitive compensation range of the Company's compensation program. The Committee shall determine the amount of any

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                                    reduction in a Participant's Award on the
                                    basis of the foregoing and other factors it deems relevant and shall not be required to establish any allocation or weighting formula with respect to the factors it considers.


                           (c) No Stockholder Approval. Establishment of Awards for Participants shall not be subject to, nor contingent upon, the disclosure to the stockholders of the Company of the material terms of the performance objectives and stockholder approval of such terms.

Section 6.        Payment of Awards Earned

                           The basis of Awards for a given Plan Year will be the achievement of the performance objectives and individual contributions as determined by the Committee. If minimum financial performance is not attained for a Plan Year, no payment will be made and all contingent rights will cease. Further, no additional payments will be made for financial performance above the maximum objective.

                           If performance objectives are achieved, the Committee shall certify in writing, prior to the payment of any Award, that such performance goals (and any other material terms) were satisfied. The Award, if any, earned by each Participant will be paid as soon as administratively possible following the close of the applicable Plan year and the certification by the Committee, described in the preceding sentence.

                           A Participant may elect in writing one year in advance of a Plan Year, upon approval by the Committee, to defer receipt of all or a portion of an Award earned for a specified time as approved by the Committee. Payment of deferred amounts may be in a lump sum on the designated payment date or in installments as approved by the Committee. A Participant's right to any deferred Award will be that of a general creditor of the Company; no trust will be deemed to be created by virtue of such deferral.

Section 7.        Termination of Employment

                           In the event of a Participant's death, Disability, or Retirement during a Plan Year, payment of the Award earned will be prorated unless otherwise determined by the Committee. Such Awards will then be paid to the Participant, the Participant's estate or legal representative as determined by the Committee.

                           In the event of a Participant's death, Disability, or Retirement, after the end of the Plan Year but before payment of an Award to which the Participant is entitled, such Award will be paid to the Participant, the Participant's estate or legal representative.

                           In the event of termination of employment of a Participant or a Participant ceases to be an Officer, voluntarily or by the actions of the Company, with

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                           or without cause, for reasons other than those
                           specified above, at any time before payment of the incentive award, the Participant will forfeit all rights to any Award subject to the sole discretion of the Committee.

Section 8.        Discretionary Incentive Award.

                           The Committee may, in its sole discretion, make an additional award to any Participant determined by the Committee to have positively impacted directly on the attainment of the performance objectives established by the Committee.

Section 9.        Adjustments Upon Changes in Capitalization

                           In the event of a reorganization, merger, consolidation or similar transaction in which the Company is not the surviving corporation, or upon the sale of substantially all the assets of the Company to another corporation, or upon the dissolution or liquidation of the Company, then the Company or a successor corporation, if any, may continue the Plan and, if not, then the Plan will terminate on the effective date of such transaction. Provision will be made for determining the amount of cash payable for all Awards for a Plan Year which will end after such event based on the portion of the Plan Year occurring prior to such event, unless provisions are made for the continuance of the Plan and the assumption or substitution for such Awards of an equivalent value by the successor corporation.

                           Adjustments under this section will be made by the Committee whose determination as to what adjustments will be made and the extent will be final, binding, and conclusive.


Section 10.       General Provisions

                           (a) No right to Participate: Nothing in the Plan will be deemed to give a Participant or a Participant's legal representative or any other person or entity claiming under or through a Participant any contract or right to participate in the benefits of the Plan.

                           (b) No Employment Right: Participation in the Plan will not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company will continue to employ any individual.

                           (c) Nontransferability: A Participant or any designed beneficiary has no right to assign, transfer, attach, or hypothecate any benefits or payments of the Plan.

                           (d) Withholding: The Company has the right to deduct any sums federal, state, or local tax requires to be withheld with respect to the payment of any Award.

                           (e) Restricted Liability: Payments held by the Company before distribution will not be liable for the debts, contracts, or obligations

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                                    of any Participant or beneficiary, or be
                                    taken in execution by attachment or
                                    garnishment, or by any other legal or
                                    equitable proceeding.

Section 11.       Amendment, Suspension, or Termination of Plan

                           The Company may amend, suspend, or terminate the Plan at any time. Such amendment, suspension, or termination will not adversely alter or affect any right or obligation to any Award made before this action. The Committee will determine the effect on Awards that may be effected by such event and make adjustments and/or payments as it, in its sole discretion, determines appropriate.

Section 12.       Effective Date

                           This Plan will be effective upon its adoption by the Company and may be applied retroactively to the beginning of the Company's fiscal year at the sole discretion of the Committee.


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